Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

YRC Worldwide Inc.:

We consent to the use of our reports with respect to the consolidated financial statements and the related financial statement schedule and the effectiveness of internal control over financial reporting incorporated by reference herein which reports appear in the December 31, 2008 annual report on Form 10-K of YRC Worldwide Inc.

Our reports on the consolidated financial statements of YRC Worldwide Inc. and subsidiaries and the related financial statement schedule referred to above contain an explanatory paragraph stating that, as discussed in Note 9 to the consolidated financial statements, on January 1, 2007, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes.

/s/ KPMG LLP

Kansas City, Missouri

May 20, 2009